     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 8, 1998
                                                       Registration No. ________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------
                           AMERICAN HEALTHCHOICE, INC.
             (Exact name of registrant as specified in its charter)

              NEW YORK                                                                  11-2931252
   (State or other jurisdiction of                                                   (I.R.S. Employer
   incorporation or organization)                                                 Identification Number)

 1300 WEST WALNUT HILL LANE, SUITE 275                                             DR. JOSEPH W. STUCKI
         IRVING, TEXAS 75038                                              1300 WEST WALNUT HILL LANE, SUITE 275
           (972) 751-1900                                                           IRVING, TEXAS 75038
                                                                                       (972) 751-1900

(Address, including zip code, and telephone number,                      (Name, address, including zip code, and
including area code, of registrant's principal executive offices)         telephone number, including area code,
                                                                                    of agent for service)

                                   Copies to:
                              RONALD L. BROWN, ESQ.
                         GLAST, PHILLIPS & MURRAY, P.C.
                    2200 ONE GALLERIA TOWER, 13355 NOEL ROAD
                               DALLAS, TEXAS 75240
                                 (972) 419-8300

                       ----------------------------------

        Approximate date of commencement of proposed sale to the public:
    From time to time after the effective date of the Registration Statement, as determined by market conditions

                       ----------------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                       ----------------------------------

                         CALCULATION OF REGISTRATION FEE

========================== =========================  =========================  ========================= =========================
      Title of Each                                       Proposed Maximum           Proposed Maximum
   Class of Securities           Amount to be            Offering Price Per         Aggregate Offering             Amount of
     to be Registered            Registered(1)                Share(2)                   Price(2)             Registration Fee(2)
-------------------------- -------------------------  -------------------------  ------------------------- -------------------------
Common Stock,
 $.001 Par Value              95,000,000 shares                $0.1094                  $10,393,000                  $3,066
========================== =========================  =========================  ========================= =========================

(1) In addition, pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be issuable in connection with changes in the conversion price and resulting from stock splits, stock dividends or similar transactions.

(2) Represents the average of the bid and asked prices of the Registrant's Common Stock on October 5, 1998, in accordance with Rule 457(c) under the Act.

                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

================================================================================

SUBJECT TO COMPLETION





                                95,000,000 SHARES

                           AMERICAN HEALTHCHOICE, INC.

                                  COMMON STOCK

                                    --------

         This is a public offering of shares of common stock of American HealthChoice, Inc. Selling stockholders identified in this Prospectus are offering all of the shares to be sold in the offering. American HealthChoice will not receive any of the proceeds from the offering and will pay its expenses of the offering.

         The selling stockholders may use brokers or dealers to sell the shares for them. Sales may be made at the market price on the date of sale or at negotiated prices. See "Plan of Distribution" on page 8 for more information.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "AHIC". On October 5, 1998, the closing bid price of our common stock was $.094 per share and the closing asked price was $.125 per share.



                                    --------



         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                                    --------



         American HealthChoice's principal executive offices are located at 1300 West Walnut Hill Lane, Suite 275, Irving, Texas 75038, and its telephone number is (972) 751-1900.






                       Prospectus dated ___________, 1998

                                TABLE OF CONTENTS

AVAILABLE INFORMATION ..................      2

RISK FACTORS ...........................      3

THE COMPANY ............................      7

INCORPORATION OF CERTAIN
  DOCUMENTS BY REFERENCE ...............      7

SELLING STOCKHOLDERS ...................      8

PLAN OF DISTRIBUTION ...................      8

DESCRIPTION OF CAPITAL STOCK ...........      9

LEGAL MATTERS ..........................     10

EXPERTS ................................     10

                              AVAILABLE INFORMATION

         American HealthChoice has filed under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") with respect to its shares of common stock offered hereby. This Prospectus was filed as a part of the Registration Statement. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to American HealthChoice and its common stock.

         American HealthChoice is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Reports, proxy statements and other information filed by American HealthChoice with the Commission pursuant to the informational requirements of the Exchange Act may be read and copied, at prescribed rates, at the Commission's Public Reference Room maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. This information should also be available for inspection and copying at the Commission's New York regional office, Seven World Trade Center, Suite 1300, New York, New York 10007, and at its Chicago regional office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like American HealthChoice, that file electronically with the Commission. The address of the Commission's Internet site is http://www.sec.gov.

         No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by American HealthChoice. Neither the delivery of this Prospectus nor any sale of common stock made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Prospectus to any person or by anyone in any jurisdiction in which it is unlawful to make such an offer or solicitation.

                                  RISK FACTORS

                  You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of common stock.

LACK OF LIQUIDITY; ONGOING OPERATING LOSSES

         American HealthChoice has operated at a loss for the last three years. It has a cash flow deficit and substantial net capital deficiency. There is no assurance it will operate profitably in the future. The company must raise additional funds to meet company obligations. Funds may be raised through sales of debt or equity, or sales of assets. The terms of such sales could be detrimental to current stockholders. Failure to raise additional funds and reduce its cash flow deficit could cause the company to cease operating as an ongoing concern.

DELAY IN COLLECTING RECEIVABLES

         American HealthChoice depends on the revenues from its existing clinics to fund operations. A significant part of these revenues comes from treatment of patients involved in accidents. Payment is often delayed until a personal injury claim or lawsuit is settled by the patient. The delay causes cash flow shortages. Also, there is a risk of nonpayment if the claims or lawsuits are not settled.

CHANGE IN MARKETING LAWS

         In September 1997, the laws changed to prevent the company from directly marketing its services to potential patients who are accident victims. The change has resulted in fewer patients. It also has resulted in an increase in the number of patients who do not pay their bills. This has magnified the company's cash flow problems and operating losses.

ASSETS PLEDGED AS SECURITY FOR DEBENTURES; DEFAULT

         In August 1998, American HealthChoice issued $3,385,000 in debentures to the selling stockholders. The company pledged all of its tangible and intangible personal property as collateral for repayment of the debentures. Default by the company under the debentures could result in foreclosure on the collateral. Events of default include:

         o the company's stockholders failure to approve the issuance of common stock upon conversion of the debentures; the stockholders will vote on this matter at the annual meeting on November 20, 1998;

         o the company' failure to maintain its listing on the Nasdaq Small Cap Market;

         o        failure to make required payments;

         o        bankruptcy, insolvency or receivership of the company;

         o judgments against the company in excess of $500,0000 in any lawsuit; and

         o failure to maintain this Prospectus in effect until all of the shares are sold;

         Upon any default, the selling stockholders may elect a number of remedies. The remedies include the right to declare the full amount of the debentures due, with 15% interest, and foreclose on the collateral. If the default is due to the stockholders' failure to approve the issuance of shares on conversion, the remedies also include the right to convert principal and interest for up to 20% of the outstanding common stock, declare the remaining debentures payable at 125% of the sum of principal and accrued interest, and foreclose on the collateral.

CONVERSION OF DEBENTURES; NEGATIVE EFFECT ON STOCK PRICE

         The debentures convert into common stock at a price equal to 80% of the average closing bid price of the common stock for the five trading days preceding each conversion date. Less than all of the debentures may be converted, so there may be multiple conversions. Debentures cannot be converted if the holder and its affiliates would beneficially own more than 4.9% of the outstanding common stock after the conversion. The selling stockholders will most likely convert a portion of the debentures and then sell shares under this Prospectus before converting additional debentures. Assuming all of the debentures had been converted on October 6, 1998, the selling stockholders would own approximately 52.1 million shares of common stock. The selling stockholders' right to convert into this number of shares has a negative effect on the trading price of the common stock. This negative effect reduces the trading price, which results in more shares being issuable on conversion. The company can convert the unpaid portion of the debentures into common stock on August 24, 2001.

LOSS OF NASDAQ LISTING IF STOCK PRICE NOT MAINTAINED

         The company's stock must trade for at least $1.00 per share for the company to maintain its listing on the Nasdaq SmallCap Market. Nasdaq has notified the company it does not meet the minimum listing requirements. The company had a hearing before Nasdaq on September 17, 1998. No decision has been rendered by Nasdaq. The stockholders will vote on a proposed 1-for-25 reverse stock split at the annual meeting on November 20, 1998. If approved, the company expects the common stock to trade for at least $1.00 per share, although there can be no assurance. The convertibility of the debentures could cause the stock to trade at less than the required price. In such event, the company could lose its listing. Failure to maintain its listing is an event of default under the debentures. See "Assets Pledged as Collateral; Default", above, for a discussion of ramifications of default.

COMPETITION

         The health care industry in general is highly competitive. Many companies have been organized to pursue the acquisition of medical clinics. Many of these manage such clinics, employ clinic physicians or provide services to practice associations. Many of these companies have longer operating histories and greater resources than the company. Large hospitals, other multi-disciplinary clinics and health care companies, HMOs, and insurance companies are also engaged in activities similar to those of the company. The industry is also subject to continuing changes regarding how services are provided and how care providers are selected. Patients have many choices of primary care providers. The primary care providers at the Company's clinics represent only a small percentage of the providers in a given geographical area. In addition, potential patients may be required to see physicians that have contracts with particular managed care companies. The company's clinics do not have contracts with all managed care companies. Consequently, the company's clinics may not be a viable option for some patients. There can be no assurance that the company will be able to compete effectively in this market, particularly as additional competition enters the market, or that such competition will not impact the company's ability to operate profitably.

CONFLICTS OF INTEREST

         Dr. Joseph W. Stucki, the President and Chief Executive Officer of the company, owns a minority interest in other medical clinics, none of which compete with the company's clinics. In addition, Dr. Stucki owns United Health Services, a provider of management services to chiropractors throughout the United States.

GOVERNMENT REGULATION

         The provision of health care services is subject to numerous Federal, state and local laws, regulations and rules. These laws, regulations and rules are subject to change. Many of them contain ambiguous standards that have seldom or never been interpreted authoritatively by the courts or administrative agencies. The company believes it is in substantial compliance with applicable laws and regulations. However, situations may arise in which a third party or governmental agency argues that the company is not in compliance. The penalties for non compliance could include denial of the right to conduct business in the jurisdiction or other significant civil or criminal penalties.

         The laws of a number of states prohibit a corporation from engaging in the practice of medicine or otherwise exercising control over professionals who are engaged in the practice of medicine or other disciplines. Certain state laws also prohibit "fee splitting" between physicians and non-physicians. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare or state health program patients or patient care opportunities, or in return for the purchase, lease or order of items or services that are covered by Medicare or state health program. The company does not believe that its operations constitute the practice of medicine so long as licensed physicians exercise complete control over the provision of all medical services. All medical services performed in the company-owned clinics are conducted or supervised by licensed physicians who have sole control over and are solely responsible for the treatment of patients.

IMPACT OF HEALTH CARE REFORM AND CHANGES IN PAYMENT FOR MEDICAL SERVICES

         There are numerous initiatives at the Federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Certain of these health care proposals, if adopted, could adversely affect the company. The reform movement may also effect cost containment decisions of third party payors and other payment factors over which the company has no control. Because the company derives its revenues from the revenues generated by its clinics, further reductions in payment to physicians generally or other changes in payment for health care services could have an adverse effect on the company. Concern about the potential effect of the proposed reform measures has contributed to the volatility of stock prices of companies in health care and related industries and may similarly affect the price of the common stock following this offering.

RISKS ASSOCIATED WITH CAPITATED FEE ARRANGEMENTS

         An increasing percentage of patients are coming under the control of managed care entities. American HealthChoice believes its success will, in part, be dependent on its ability to negotiate contracts with HMOs, employer groups, and other private third-party payors to provide services on a risk-sharing or capitated basis by some or all of the physicians affiliated with the company's clinics. Under some agreements, the healthcare provider accepts a pre determined amount per month per patient (a capitated fee) in exchange for providing all necessary covered services to the patient covered under the agreement. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets served by the company should result in greater predictability in revenues, but greater unpredictability of expenses. The company may not be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced, or in the worst case, revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the company's clinics may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse effect on the company.

DEPENDENCE ON A CERTAIN MANAGED CARE ORGANIZATION

         A significant portion of the revenues of the company's business is derived from shared-risk capitated arrangements and traditional fee-for-service contracts. The company may enter into significant additional capitation arrangements. The loss of any existing or future arrangements or contracts or a significant decline in the number of enrollees could have a material adverse effect on the company's business.

RISKS ASSOCIATED WITH MEDICAL SERVICES

         The company's clinics are involved in the delivery of health care services to the public. Therefore, the individual physicians are exposed to the risk of professional liability claims. Claims of this nature, if successful, could result in substantial damage awards to the claimants which may exceed the limits of any applicable insurance coverage. The company does not control the practice of medicine by individual physicians affiliated with its clinics or other compliance with certain regulatory and other requirements directly applicable to physicians. The physicians at the company's clinics are not obligated to indemnify the company in the event of any loss sustained by the company in connection with such physicians' malpractice or other liability.

DEPENDENCE ON KEY PERSONNEL

         The company believes that its future success will depend to a significant extent on the efforts and abilities of Dr. Joseph W. Stucki, Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The loss of the services of any or all of its key personnel could have a material adverse effect on the company. The company has entered into an employment agreement with Dr. Stucki, although Dr. Stucki may terminate his employment at any time without penalty.

CONTROL BY PRESENT STOCKHOLDERS

         Neither the Company's Certificate of Incorporation (as amended, the "Certificate") nor its Bylaws (the "Bylaws") provide for cumulative voting. The company's Directors are elected by a majority vote of holders of the company's common stock. The company's present stockholders will control the company through their ownership of a majority of the company's outstanding shares of common stock and, thus will have the ability to elect all of the company's Directors.

NO DIVIDENDS

         Since its formation, American HealthChoice has not paid any cash dividends on its common stock. The company intends to retain earnings, if any, to help fund operations and finance future growth of its business. Accordingly, the company does not anticipate paying any cash dividends n the foreseeable future.

POSSIBLE VOLATILITY OF STOCK PRICE

         The common stock is currently traded on the Nasdaq SmallCap Market under the symbol "AHIC". Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for common stock. No prediction can be made regarding the effect that future sales of common stock will have on the market price of shares. Various factors, such as the company's operating results, introduction of products or services by competitors, changes in laws, rules or regulations, or allegations of stock manipulation, may have a significant impact on the market price of the company's securities. Further, the market prices for the securities of public companies often experience wide fluctuations which are not necessarily related to the operating performance of such public companies.

LIMITATION ON OFFICER AND DIRECTOR LIABILITY

         As permitted by, and subject to the limitations set forth in, the New York Business Corporation Law, the company's Bylaws provide that the company may, at the discretion of the Board of Directors, indemnify the directors and officers of the company against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of any action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the company served in any capacity at the request of the company, by reason of the fact that he was a director or officer of the company, or served such other corporation in any capacity. In addition, the company may, at the discretion of the Board of Directors, pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. The company has elected and agreed to pay in advance all legal fees for its officers and directors for any litigation related to the company.

         If this indemnification relates to liabilities arising under the Securities Act, American HealthChoice has been advised that the Commission believes such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                   THE COMPANY

         American HealthChoice is a medical management organization that acquires, organizes and manages primary care medical clinics and other physician groups. It currently owns and provides broad-based management and marketing services to 16 clinics located in Texas, Louisiana and Georgia (4 clinics combine physical therapy clinics at or close to the same location). The company has primary care clinics in San Antonio, Texas, McAllen, Texas, New Orleans, Louisiana, and Atlanta, Georgia. Additionally, the company owns one center that provides diagnostic services.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by American HealthChoice with the Commission are hereby incorporated by reference:

                  (i) The Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997.

                  (ii) The Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997.

                  (iii) The Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998.

                  (iv) The Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998.

                  (v) The Current Report on Form 8-K filed November 26, 1997.

                  (vi) The Current Report on Form 8-K filed July 20, 1998.

                  (vii) The Current Report on Form 8-K filed September 4, 1998.

         In addition, all documents filed by American HealthChoice pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or subsequent to the date of this Prospectus but prior to the termination of the offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the respective dates of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          American HealthChoice will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any document described above, other than exhibits (unless such exhibits are specifically incorporated by reference in any such document). Requests for such copies should be directed to Jay R. Stucki, Secretary, American HealthChoice, Inc., 1300 West Walnut Hill Lane, Suite 275, Irving, Texas 75038, (972) 751-1900.

                              SELLING STOCKHOLDERS


         The following table sets forth the name of and the number of shares of common stock beneficially owned by each of the selling stockholders before and after the offering, and the number of shares offered hereby.

                                                                   NUMBER OF SHARES            NUMBER OF SHARES
NAME OF SELLING                       ORIGINAL AMOUNT                OWNED BEFORE                 OWNED AFTER
 STOCKHOLDER                         OF DEBENTURES OWNED              OFFERING(1)                 OFFERING(1)
---------------                      -------------------           ----------------            ----------------
Dominion Capital Fund, Ltd.                $1,985,000                 30,538,461                      -0-

Sovereign Partners, L.P.                    1,000,000                 15,384,615                      -0-

Canadian Advantage Lt.                        200,000                  3,076,923                      -0-
     Partnership

Atlantis Capital Fund, Ltd.                   200,000                  3,076,923                      -0-

--------------

(1) The table assumes conversion in full of the debentures on October 6, 1998, which would yield a conversion price of $0.065 per share. However, no debentures have been converted as of the date of this Prospectus. The conversion price will vary. Under the terms of the debenture, the conversion price is equal to 80% of the average of the closing bid price of the common stock on the Nasdaq SmallCap Market for the five trading days preceding each conversion date. The number of shares issuable upon conversion will vary depending on the conversion price. This Prospectus also covers resale of additional shares of common stock if the conversion price is less than $0.065 per share and the number of shares issuable upon conversion exceeds the amounts set forth above for each selling stockholder.

                  No selling stockholder may convert debentures that would result in such selling stockholder or its affiliates owning more than 4.9% of the outstanding common stock. Consequently, not all of the debentures will be converted at once, as reflected in the table. American HealthChoice has the right to force conversion of any unpaid debentures on August 24, 2001.


                              PLAN OF DISTRIBUTION


         The shares may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, the Nasdaq Small Cap Market or on any stock exchange on which the common stock of American HealthChoice may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The share may be sold by one or more of the following:

                  (a) A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

                  (b) Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

                  (c) Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

                  (d) Privately negotiated transactions between the selling stockholder and a purchaser.

         There is no underwriter or coordinating broker acting in connection with this offering. Each selling stockholder may be deemed an "underwriter" within the meaning of the Securities Act with respect to the shares of common stock offered by such selling stockholder. The company and each selling stockholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

         In effecting sales, brokers or dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate. Brokers and dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any shares of common stock covered by this Prospectus which qualify for sale pursuant to Rule 144 or Rule 144A promulgated by the Commission under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this Prospectus.

         Upon the company being notified by a selling stockholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed with the Commission, if required, pursuant to Rule 424 under the Securities Act, disclosing: (a) the name of the participating broker(s) or dealer(s); (b) the number of shares involved; (c) the price at which such shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker(s) or dealer(s), where applicable; (e) that such broker(s) or dealer(s) did not conduct any investigation to verify the information set out in this Prospectus; and (f) other facts material to the transactions.

         American HealthChoice will pay all of its expenses in connection with this offering, and the selling stockholders will be solely responsible for paying any sales or brokerage commissions or discounts with respect to sales of the shares offered hereby.


                          DESCRIPTION OF CAPITAL STOCK


         The authorized capital stock of the company presently consists of 115,000,000 shares of common stock, par value of $.001 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $.001 per share (the "Authorized Preferred Stock"). The Authorized Preferred Stock may be designated in series. As of the date of this Prospectus, no series of Authorized Preferred Stock had been designated and no shares of Authorized Preferred Stock were outstanding. As of September 30, 1998, there were issued and outstanding 14,679,901 shares of Common Stock. At the annual meeting of stockholders scheduled for November 20, 1998, the stockholders will vote on a proposed 1-for-25 reverse stock split and a subsequent amendment to the Certificate of Incorporation to approve 100,000,000 shares of authorized Common Stock and 5,000,000 shares of Authorized Preferred Stock.

COMMON STOCK

         GENERAL. The holders of Common Stock have no preemptive, conversion or redemption rights. The outstanding shares of Common Stock are fully paid and nonassessable.

         DIVIDENDS. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of American HealthChoice out of funds legally available therefor. The company has not paid cash dividends on Common Stock since its inception and the Board of Directors of the company currently intends to retain earnings for further development of the company's business and, therefore, does not intend to pay cash dividends on Common Stock in the foreseeable future.

         VOTING RIGHTS. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not possess cumulative voting rights.

         REGISTRAR AND TRANSFER AGENT. The registrar and transfer agent for the Common Stock is Corporate Stock Transfer, Denver, Colorado.

AUTHORIZED PREFERRED STOCK

         The company's Board of Directors has the authority to divide the Authorized Preferred Stock into series, the shares of each series to have such relative rights and preferences as shall be fixed and determined by the Board of Directors. The provisions of a particular series of Authorized Preferred Stock, as designated by the Board of Directors, may include restrictions on the payment of dividends on Common Stock. Such provisions may also include restrictions on the company's ability to purchase shares of Common Stock or to purchase or redeem shares of a particular series of Authorized Preferred Stock. Depending upon the voting rights granted to any series of Authorized Preferred Stock, issuance thereof could result in a reduction in the voting power of the holders of Common Stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding Authorized Preferred Stock may be entitled to receive, prior to the distribution of any asset or funds to the holders of Common Stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for Authorized Preferred Stock, the liquidation preference of Authorized Preferred Stock and other matters, the issuance of Authorized Preferred Stock could result in a reduction in the assets available for distribution to the holders of Common Stock in the event of the liquidation of the company.


                                  LEGAL MATTERS


         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for American HealthChoice by Glast, Phillips & Murray, a Professional Corporation, Dallas, Texas.


                                     EXPERTS


         The financial statements of American HealthChoice, Inc. as of September 30, 1997 and for the year ended September 30, 1997, as included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, have been incorporated by reference in this Prospectus and the Registration Statement in reliance on the report of Lane Gorman Trubitt, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated statement of operations of American HealthChoice, Inc. and the related consolidated statements of stockholders' equity and cash flows for the year ended September 30, 1996, as included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, have been incorporated by reference in this Prospectus and the Registration Statement in reliance on the report of Hein +Associates LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee ..........................................              $ 3,066
Printing Expenses* ........................................                1,000
Legal Fees and Expenses* ..................................                7,500
Accounting Fees and Expenses* .............................                3,500
Blue Sky Fees* ............................................                  500
Nasdaq Listing Fees .......................................                7,500
Miscellaneous .............................................                2,000
                                                                         -------
         Total ............................................              $25,066
                                                                         =======

------------------------
*        Estimated

         All of the above expenses will be paid by the Company.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         In accordance with the New York Business Corporation Law, Articles 9 and 10 of the Registrant's Certificate of Incorporation provide as follows:

         NINTH: Except as may otherwise be specifically provided in this certificate of incorporation, no provision of this certificate of incorporation is intended by the corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the corporation, upon its shareholders, bondholders, and security holders, and upon its directors, officers, and other corporate personnel, including, in particular, the power of the corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the Business Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

         TENTH: No director of this corporation shall be personally liable to the corporation or any of its shareholders for damages for any breach of duty in such capacity except if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Sections 719 of the New York Business Corporation Law.

         Article V of the Registrant's Bylaws further provides as follows:

         On the terms, to the extent, and subject to the conditions prescribed by statute any by such rules and regulations not inconsistent with statute, as the board may in its discretion impose in general or particular cases or classes of cases: (a) the corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action or proceeding or any appeal therein, and (b) the corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding, expenses incurred by such person in defending such actions or proceeding. The corporation shall indemnify and make advancements to any person made or threatened to be made a party to any such action or proceeding by reason of the fact that he, his testator or intestate, was an agent or employee (other than a director or officer) of the corporation or served another corporation at the request for the corporation in any capacity, on the terms, to the extent and subject to the conditions prescribed by statute, and by any rules and regulations of the board which would have been applicable if he had been a director or officer of the corporation.

         Each selling stockholder has agreed to indemnify, among others, the Registrant, the officers and directors and controlling persons of the Registrant, and the employees of the Registrant who sign the Registration Statement against certain liabilities incurred in connection with this offering as the result of claims made under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") or state law.

ITEM 16.  EXHIBITS.

Exhibit
Number      Description of Exhibits
-------     -----------------------

  4.1 Form of Debenture for $3,385,000 of 8% convertible debentures due August 24, 2001 (filed as Exhibit (c)(ii) to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  4.2 Form of Subscription Agreement between Registrant and the holders of the debentures referenced in Exhibit 4.1 (filed as Exhibit (c)(i) to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  4.3 Form of Security Agreement entered into between the Registrant and the holders of the debentures referenced in Exhibit 4.1 (filed as Exhibit (c)(iii) to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  4.4 Form of Registration Rights Agreement between the Registrant and the holders of the debentures referenced in Exhibit 4.1 (filed as Exhibit (c)(iv) to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.*

 23.1 Consent of Glast, Phillips & Murray, a Professional Corporation (contained in Exhibit 5.1).

 23.2       Consent of Lane Gorman Trubitt, L.L.P. regarding the Registrant.*

 23.3       Consent of Hein + Associates LLP regarding the Registrant.*

 24.1 Power of attorney from directors and officers (see signature pages to this Registration Statement).

-----------------------------
*  Filed herewith.

Item 17.  Undertakings.

                  (a)      The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                                    (i) To include any prospectus required by
                           Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the prospectus any facts
                           or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement; and

                                    (iii) To include any additional or changed
                           material information on the plan of distribution;

                                    provided, however, that the undertakings set
                           forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Exchange Act that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any
                  liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 6, 1998.

                                   AMERICAN HEALTHCHOICE, INC.


                                   By:         /s/ Joseph W. Stucki, D.C.
                                        ----------------------------------------
                                        Joseph W. Stucki, D.C., President,
                                        Chief Executive Officer and Director

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature to the Registration Statement appears below hereby appoints Joseph W. Stucki, D.C. and Jay R. Stucki, or either one of them, as such person's attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities to sign on such person's behalf, individually and in the capacities stated below, and to file any and all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

          Name                               Office                   Date
          ----                               ------                   ----
   /s/ Joseph W. Stucki, D.C.      President, Chief Executive    October 6, 1998
-----------------------------      Officer and Director
Joseph W. Stucki, D.C.             (Principal Executive
                                   Officer)

   /s/ Jay R. Stucki               Principal Financial           October 6, 1998
-----------------------------      Officer
Jay R. Stucki

   /s/ Elena M. Knight             Controller                    October 6, 1998
-----------------------------
Elena M. Knight

   /s/ Jeffrey Jones, D.C.         Director                      October 6, 1998
-----------------------------
Jeffrey Jones, D.C.

   /s/ Michael R. Smith, M.D.      Director                      October 6, 1998
-----------------------------
Michael R. Smith, M.D.

   /s/ John V. Mansfield           Director                      October 6, 1998
-----------------------------
John V. Mansfield

   /s/ James Roberts               Director                      October 6, 1998
-----------------------------
James Roberts

                                INDEX TO EXHIBITS

Exhibit
Number            Description of Exhibits
-------           -----------------------
  4.1             Form of Debenture for $3,385,000 of 8% convertible debentures due August 24, 2001 (filed as Exhibit (c)(ii) to the Registrant's
                  Current Report on Form 8-K dated August 24, 1998, and
                  incorporated herein by reference).

  4.2             Form of Subscription Agreement between Registrant and the holders of the debentures referenced in Exhibit 4.1 (filed as Exhibit (c)(i)
                  to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  4.3             Form of Security Agreement entered into between the
                  Registrant and the holders of the debentures referenced in
                  Exhibit 4.1 (filed as Exhibit (c)(iii) to the Registrant's Current
                  Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  4.4 Form of Registration Rights Agreement between the Registrant and the holders of the debentures referenced in Exhibit 4.1
                  (filed as Exhibit (c)(iv) to the Registrant's Current Report on Form 8-K dated August 24, 1998, and incorporated herein by reference).

  5.1 Opinion of Glast, Phillips & Murray, a Professional Corporation, concerning legality.*

 23.1             Consent of Glast, Phillips & Murray, a Professional Corporation
                  (contained in Exhibit 5.1).

 23.2             Consent of Lane Gorman Trubitt, L.L.P. regarding the Registrant.*

 23.3             Consent of Hein + Associates LLP regarding the Registrant.*

 24.1 Power of attorney from directors and officers (see signature pages to this Registration Statement).

-----------------------------
*  Filed herewith.